Form 10-K, Exhibit 13
period 1994-05-31
PREMIER INDUSTRIAL CORP
filed 1994-08-24
CIK 80051

                                  EXHIBIT 13





                  SELECTED PROTIONS OF THE ANNUAL REPORT TO

                 SHAREHOLDERS FOR THE YEAR ENDED MAY 31, 1994

                                                                                         EXHIBIT 13a
INDUSTRY SEGMENT INFORMATION
Years Ended May 31 (in thousands of dollars)

                                                                                                                     DEPRECIATION
INDUSTRY                               OPERATING          OPERATING                              CAPITAL                 AND
SEGMENT                 YEAR            REVENUES         PROFIT (A)            ASSETS          EXPENDITURES          AMORTIZATION
- - ---------------------------------------------------------------------------------------------------------------------------------
ELECTRONICS             1994            $534,284          $116,044           $238,493             $7,997               $4,514
DISTRIBUTION            1993             484,751           104,976            205,124              3,472                4,547
                        1992             436,332            91,486            200,129              2,777                4,514
                        1991             422,386            86,206            174,799              2,889                4,049
                        1990             408,682            85,214            176,814              9,885                3,595

GENERAL                 1994             205,236            42,098             80,375              3,258                2,466
PRODUCTS                1993             206,102            41,241             78,267              5,299                2,565
                        1992             204,506            39,712             72,922              2,242                2,705
                        1991             214,744            40,480             72,648              2,699                2,647
                        1990             217,561            43,612             73,515              3,685                2,498

CORPORATE               1994                                                  174,880              1,741                  983
                        1993                                                  182,669              1,998                  733
                        1992                                                  134,366                267                  654
                        1991                                                  101,219                333                  672
                        1990                                                   70,478              1,040                  645

TOTAL                   1994             739,520           158,142            493,748             12,996                7,963
                        1993             690,853           146,217            466,060             10,769                7,845
                        1992             640,838           131,198            407,417              5,286                7,873
                        1991             637,130           126,686            348,666              5,921                7,368
                        1990             626,243           128,826            320,807             14,610                6,738

(A) OPERATING PROFIT IS SHOWN BEFORE CORPORATE GENERAL AND ADMINISTRATIVE EXPENSES, INVESTMENT INCOME, INTEREST EXPENSE AND INCOME TAXES.



                                                                                         EXHIBIT 13b
HIGHLIGHTS BY QUARTER
Fiscal Years 1993 and 1994 (in thousands of dollars, except per share data)

                                                      EARNINGS                                    COMMON STOCK (A)
                                                       BEFORE                EARNINGS      -----------------------------
                    OPERATING          GROSS           INCOME       NET        PER         DIVIDENDS        PRICE RANGE
    QUARTER          REVENUES         PROFIT           TAXES      EARNINGS   SHARE (A)     PER SHARE       HIGH      LOW
- - -------------------------------------------------------------------------------------------------------------------------
1993
  First             $166,818        $ 78,998        $ 32,590     $20,551      $ .24         $.08          23 3/8   20 5/8
  Second             171,677          81,814          35,336      22,539        .26          .08          26       22 1/4
  Third              167,882          77,619          31,405      19,965        .23          .09          30 3/4   24 1/4
  Fourth             184,476          85,228          38,898      25,169        .29          .09          30 3/4   25
                    --------        --------        --------     -------      -----         ----
     Total Year     $690,853        $323,659        $138,229     $88,224      $1.02         $.34
                    ========        ========        ========     =======      =====         ====

1994
  First             $177,758        $ 81,491        $ 34,475     $22,080      $ .26         $.09          29 3/4   25 7/8
  Second             183,166          84,289          37,443      24,048        .28          .09          28 1/2   24 3/4
  Third              177,942          81,538          33,299      20,683        .24          .10          28 5/8   24 1/4
  Fourth             200,654          91,889          42,578      27,435        .32          .10          26 1/8   20 1/2
                    --------        --------        --------     -------      -----         ----
Total Year          $739,520        $339,207        $147,795     $94,246      $1.10         $.38
                    ========        ========        ========     =======      =====         ====

(A) ADJUSTED TO REFLECT 3-FOR-2 STOCK SPLIT EFFECTIVE IN DECEMBER 1992.


                          TEN YEAR FINANCIAL SUMMARY                EXHIBIT 13c



Years Ended May 31,
(dollars in thousands, except per share data)           1994              1993
- - --------------------------------------------------------------------------------
OPERATING RESULTS
  Operating revenues                                  $739,520          $690,853
  Earnings before income taxes                         147,795           138,229
    As a percent of operating revenues                   20.0%             20.0%
  Net earnings                                          94,246            88,224
    As a percent of operating revenues                   12.7%             12.8%
    Per share (a)                                         1.10              1.02

FINANCIAL POSITION
  Current assets                                       402,937           384,307
  Total assets                                         493,748           466,060
  Current liabilities                                   47,916            48,218
  Long-term debt, less current portion                   6,500             6,500
  Working capital                                      355,021           336,089
  Shareholders' equity                                 423,199           398,459
  Key ratios/percentages:
  Current assets to current liabilities               8.4 to 1          8.0 to 1
  Net earnings as a percent of average
    shareholders' equity                                 22.9%             23.7%
  Ratio of shareholders' equity to debt
    at year-end                                      65.1 to 1         61.3 to 1

OTHER DATA (a)
  Price range of common stock:
    High                                                29-3/4            30-3/4
    Low                                                 20-1/2            20-5/8
  Cash dividends per share                                .380              .340

    (a) After giving effect to 3-for-2 stock splits in December 1984, 1987, 1989 and 1992



   1992        1991        1990        1989        1988        1987        1986        1985
- - --------------------------------------------------------------------------------------------

 $640,838    $637,130    $626,243    $596,146    $528,159    $459,000    $435,040    $432,256
  124,753     117,157     119,447     110,450     103,487      86,672      76,079      70,097
    19.5%       18.4%       19.1%       18.5%       19.6%       18.9%       17.5%       16.2%
   78,835      74,718      74,715      69,704      64,029      48,280      41,377      38,505
    12.3%       11.7%       11.9%       11.7%       12.1%       10.5%        9.5%        8.9%
      .91         .86         .86         .75         .65         .48         .41         .39


  336,518     277,587     250,220     214,625     292,700     263,972     233,252     192,927
  407,417     348,666     320,807     277,833     354,817     325,569     299,628     256,621
   44,284      38,599      51,049      45,626      42,519      35,199      34,121      33,040
    6,500       6,500       6,500       6,503       6,561       6,662       6,759       1,176
  292,234     238,988     199,171     168,999     250,181     228,773     199,131     159,887
  344,947     292,078     251,319     212,434     289,026     266,888     239,622     205,416

 7.6 to 1    7.2 to 1    4.9 to 1    4.7 to 1    6.9 to 1    7.5 to 1    6.8 to 1    5.8 to 1

    24.8%       27.5%       32.2%       27.8%       23.0%       19.1%       18.6%       20.1%

53.1 to 1   44.9 to 1   38.6 to 1   32.4 to 1   43.2 to 1   39.4 to 1   29.8 to 1   93.3 to 1



  24-1/8          21      18-1/4      14-3/4      14-1/2      11-7/8      10-1/2       7-1/2
  17-3/8          14      13-1/8      11-1/4       9-3/8       7-1/2       5-1/8       5-1/4
    .307         .28        .240        .196        .154        .124        .113        .103


- - --------------------------------------------------------------------------------
                                                                     EXHIBIT 13d
MANAGEMENT'S REVIEW
RESULTS OF OPERATIONS

   1994 VERSUS 1993 -- Operating revenues of $739,520,000 were 7%, or $48,667,000, higher than the prior year, reflecting continued increases in the results of the Electronics Distribution Group. Expanded product lines and domestic and international sales-building programs contributed to the increases.
   Cost of sales, at 54% of operating revenues, was approximately one percentage point higher in 1994 when compared with 1993 results, mainly due to changes in product mix.
   Selling, administrative and general expenses rose only 3%, or $5,542,000, compared with 1993. Higher levels of expenses were partially related to the increased revenue activity and to the funding of business-building programs involving enhanced operating systems and expanded distribution facilities. These increases were offset, in part, by benefits from expense control programs.
   The foregoing factors were the primary components of a net earnings increase of 7%. As a result of the increase in net earnings and a 1% reduction in the average number of common shares outstanding, earnings per share rose 8% to $1.10 from $1.02 in the prior year.

   1993 VERSUS 1992 -- Operating revenues of $690,853,000 were up 8%, or $50,015,000, compared with the prior year and benefited from gains from a number of sales-building programs, principally in the Electronics Distribution Group. These business-building programs included areas such as expansion and refinement of product lines, enhanced selling systems and expanded distribution facilities.
   Other income decreased $1,090,000 primarily as a result of lower investment yields, more than offsetting the income generated from a higher level of investments. An increase in cost of sales of 11% was primarily related to the revenue gain. Selling, administrative and general expenses were about even with 1992, as expense control efforts continued.
   Primarily as a result of the foregoing factors, net earnings and earnings per share each increased approximately 12%.

LIQUIDITY, CAPITAL RESOURCES AND CASH FLOWS
(FINANCIAL CONDITION)
   The Company continues to maintain a solid financial condition. At May 31, l994, working capital of $355,021,000 compared with $336,089,000 at the end of the prior fiscal year. The ratio of current assets to current liabilities at May 31, 1994, was 8.4 to l, compared with an 8 to l current ratio at May 31, 1993. The Company requires significant funds to carry extensive product inventories, as product availability and customer service, including rapid delivery, are key factors in maintaining a strong competitive position in each industry segment. In addition, the Company maintains cash and invested funds to meet growth opportunities, including business expansion, new division start-ups and acquisitions, and to have internal capital available for distributions to shareholders. The Company continues to develop growth plans and to search for suitable acquisitions.
   The Company's long-term debt of $6,500,000 in variable rate industrial development bonds represents less than 2% of total capitalization at May 31, 1994.
   The Company's principal source of cash continues to be that provided by operating activities. Net cash provided by operating activities fluctuates as a result of variations in operating income, receivable and inventory levels, and the timing of payment of liabilities and taxes. In fiscal 1994, inventories increased $23,777,000 to $155,261,000, principally as a result of new products and additional inventory required to support the higher sales level. The Company expects that earnings generally will provide sufficient cash to meet the Company's presently anticipated needs for cash.
   Net cash used in investing activities includes capital expenditures for equipment to maintain and enhance operating capabilities and for facilities necessary to better serve customers. Fiscal 1994 property, plant and equipment additions of $12,177,000 were higher than the amount invested in fixed asset additions in each of the two previous years. Included in 1994 were expenditures toward the construction of a new distribution facility for the Electronics Distribution Group that will be equipped and become operational in fiscal 1995. Fiscal 1995 capital expenditures should be similar to fiscal 1994, primarily as a result of normal purchases to equip, maintain and enhance operating capabilities and the opening of the new distribution facility noted above.
   Investing activities also include the investment of certain funds being retained for future business use. These investments are treated as temporary investments and, like cash and cash equivalents, are held for short periods of time. Changes in investments occur on a regular basis to take advantage of changes in yield and to match cash flow requirements. In fiscal 1994, temporary investments decreased $13,393,000 as a result of these factors.

MANAGEMENT'S REVIEW
(Continued)
- - --------------------------------------------------------------------------------
   Net cash used in financing activities for 1994, 1993 and 1992 included dividends paid to shareholders of $32,629,000, $29,437,000 and $26,442,000, respectively. The Company from time to time, in response to unsolicited offers to buy Premier common stock, purchases shares of its common stock which are then held as treasury shares to fund its stock option plan and for general corporate purposes. In fiscal 1994, the Company purchased 1,853,000 of its shares for $46,400,000. Consistent with prior years, the Company also received payments from its management employees for stock reserved for issuance to them under the Company's 1973 Stock Option Plan, as amended.

- - --------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEET                                           EXHIBIT 13e
Premier Industrial Corporation and Subsidiaries
May 31, 1994 and 1993 (in thousands of dollars)                                                          1994           1993
- - ------------------------------------------------------------------------------------------------------------------------------------
Assets
Current assets:
       Cash and equivalents ....................................................................      $   42,122      $  43,724
       Temporary investments....................................................................          87,466        100,859
       Receivables (less allowance for doubtful accounts
         of $1,627 and $2,074, respectively.....................................................         107,911        102,888
       Inventories (note 2).....................................................................         155,261        131,484
       Prepaid expenses and deferred income taxes...............................................          10,177          5,352
                                                                                                       ---------      ---------
             Total current assets...............................................................         402,937        384,307
Property, plant and equipment, at cost:
       Land and land improvements...............................................................           6,421          6,580
       Buildings and improvements...............................................................          47,471         43,759
       Equipment, furniture and fixtures........................................................          66,499         61,329
                                                                                                       ---------       --------
                                                                                                         120,391        111,668
       Less accumulated depreciation............................................................          67,807         63,673
                                                                                                      ----------       --------
                                                                                                          52,584         47,995
Other assets, at cost less accumulated amortization (note 3)                                              38,227         33,758
                                                                                                     -----------      ---------
                                                                                                      $  493,748      $ 466,060
Liabilities and Shareholders' Equity                                                                  ==========      =========
Current liabilities:
       Payables................................................................................       $   24,664      $  27,575
       Accrued liabilities (note 3)............................................................           21,691         18,707
       Income taxes............................................................................            1,561          1,936
                                                                                                      ----------      ---------
           Total current liability.............................................................           47,916         48,218
Deferred income taxes..........................................................................           16,133         12,883
Long-term debt (note 4)........................................................................            6,500          6,500
Shareholders' equity (notes 5 and 6):
       Capital stock:
         Serial preferred, without par value; authorized but unissued 1,500,000 shares.........               --             --
         Common, without par value; stated value $1 per share;
           authorized 100,000,000 shares, issued 87,076,321  ..................................           87,076         87,076
       Retained earnings.......................................................................          390,087        332,498
       Foreign currency translation adjustment.................................................              221            766
       Treasury shares at cost (2,130,567 and 792,956 shares, respectively)....................          (54,185)       (21,881)
                                                                                                      ----------      ---------
                                                                                                         423,199        398,459
Lease commitments (note 10) ...................................................................       ----------      ---------
                                                                                                      $  493,748      $ 466,060
                                                                                                      ==========       =========

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENT OF EARNINGS                                   EXHIBIT 13f
Premier Industrial Corporation and Subsidiaries


Years Ended May 31, 1994, 1993 and 1992 (in thousands of dollars, except per share data)     1994       1993        1992
- - --------------------------------------------------------------------------------------------------------------------------
Operating revenues . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $739,520   $690,853    $640,838
Other income, net  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3,789      4,159       5,249
                                                                                           --------   --------    --------
                                                                                            743,309    695,012     646,087
Costs and expenses:
  Cost of sales  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    400,313    367,194     331,043
  Selling, administrative and general  . . . . . . . . . . . . . . . . . . . . . . . . .    186,934    181,392     181,975
  Depreciation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7,588      7,460       7,540
  Amortization of other assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        375        385         333
  Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        304        352         443
                                                                                           --------   --------    --------
                                                                                            595,514    556,783     521,334
                                                                                           --------   --------    --------
         Earnings before income taxes. . . . . . . . . . . . . . . . . . . . . . . . . .    147,795    138,229     124,753
Income taxes (note 7)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     53,549     50,005      45,918
                                                                                           --------   --------    --------
         Net earnings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $ 94,246   $ 88,224    $ 78,835
                                                                                           ========   ========    ========
Net earnings per share . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $   1.10   $   1.02    $    .91
                                                                                           ========   ========    ========




CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY                       EXHIBIT 13g
Premier Industrial Corporation and Subsidiaries

Years Ended May 31, 1994, 1993 and 1992 (in thousands of dollars)                            1994       1993        1992
- - --------------------------------------------------------------------------------------------------------------------------
Capital stock:
  At beginning of year . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $ 87,076   $  58,175   $ 58,175
  Common stock split (note 5)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         --      28,901         --
                                                                                           --------   ---------   --------
             At end of year  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     87,076      87,076     58,175
                                                                                           --------   ---------   --------
Retained earnings:
  At beginning of year . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    332,498     302,499    252,196
  Net earnings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     94,246      88,224     78,835
  Cash dividends paid ($.38, $.34 and $.307 per share, respectively) . . . . . . . . . .    (32,629)    (29,437)   (26,442)
  Common stock split (note 5)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         --     (28,901)        --
  Stock plans transactions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     (4,028)        113     (2,090)
                                                                                           --------    --------   --------
             At end of year  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    390,087     332,498    302,499
                                                                                           --------    --------   --------
Foreign currency translation adjustment  . . . . . . . . . . . . . . . . . . . . . . . .        221         766      1,288
                                                                                           --------    --------   --------
Treasury shares at cost:
  At beginning of year . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    (21,881)    (17,015)   (19,540)
  Purchase of treasury shares (1,852,657, 481,395
    and 300,900 shares, respectively)  . . . . . . . . . . . . . . . . . . . . . . . . .    (46,400)    (13,686)    (8,215)
  Issuance of shares under stock plans . . . . . . . . . . . . . . . . . . . . . . . . .     14,096       8,820     10,740
                                                                                           --------    --------   --------
             At end of year  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    (54,185)    (21,881)   (17,015)
                                                                                           --------    --------   --------
                                                                                           $423,199    $398,459   $344,947
                                                                                           ========    ========   ========


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS                                 EXHIBIT 13h
Premier Industrial Corporation and Subsidiaries

Years Ended May 31, 1994, 1993 and 1992 (in thousands of dollars)                   1994       1993      1992
- - -----------------------------------------------------------------------------------------------------------------
Cash and equivalents at June 1 . . . . . . . . . . . . . . . . . . . . . . .      $ 43,724   $ 39,450    $ 45,405
                                                                                  --------   --------    --------
Cash flows from operating activities:
      Net earnings . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        94,246     88,224      78,835
      Adjustments to reconcile net earnings to
         net cash provided by operating activities:
         Depreciation and amortization  . . . . . . . . . . . . . . . . . . .        7,963       7,845      7,873
         Deferred income taxes  . . . . . . . . . . . . . . . . . . . . . . .        1,412       1,180      1,002
         Changes in:
           Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . .       (5,023)    (7,418)     (5,078)
           Inventories  . . . . . . . . . . . . . . . . . . . . . . . . . . .      (23,777)    (3,192)    (23,308)
           Prepaid expenses . . . . . . . . . . . . . . . . . . . . . . . . .       (2,987)       (56)     (1,863)
           Payables . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (2,911)     5,675       2,608
           Accrued liabilities  . . . . . . . . . . . . . . . . . . . . . . .        2,984     (2,041)      2,816
           Income taxes . . . . . . . . . . . . . . . . . . . . . . . . . . .         (375)       300         261
           Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (5,203)    (3,997)     (1,328)
                                                                                  --------   --------    --------
              Net cash provided by operating activities . . . . . . . . . . .       66,329     86,520      61,818
                                                                                  --------   --------    --------
Cash flows from investing activities:
      Net additions to property, plant and equipment. . . . . . . . . . . . .      (12,177)   (10,441)    (4,641)
      Purchase of temporary investments . . . . . . . . . . . . . . . . . . .     (736,923)  (656,942)   (580,370)
      Sale of temporary investments . . . . . . . . . . . . . . . . . . . . .      750,316    624,110     544,928
      Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (186)    (4,783)     (1,683)
                                                                                  --------   --------    --------
                Net cash provided by (used in) investing activities . . . . .        1,030    (48,056)    (41,766)
                                                                                  --------   --------    --------
Cash flows from financing activities:
      Dividends. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (32,629)   (29,437)    (26,442)
      Purchase of treasury shares. . . . . . . . . . . . . . . . . . . . . .       (46,400)   (13,686)     (8,215)
      Proceeds from stock plans. . . . . . . . . . . . . . . . . . . . . . .        10,068      8,933       8,650
                                                                                  --------   --------    --------
                Net cash used in financing activities. . . . . . . . . . . .       (68,961)   (34,190)    (26,007)
                                                                                  --------   --------    --------
Cash and equivalents at May 31 . . . . . . . . . . . . . . . . . . . . . . .      $ 42,122   $ 43,724    $ 39,450
                                                                                  ========   ========    ========
Supplemental disclosure of cash flow information:
      Interest and dividends received . . . . . . . . . . . . . . . . . . . .      $ 3,751    $ 4,401     $ 4,800
      Income taxes paid, net of refunds . . . . . . . . . . . . . . . . . . .       51,319     46,096      44,361



SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                           EXHIBIT 13i
(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All significant intercompany transactions, profits and balances have been eliminated in consolidation.

(B) TRANSLATION OF FOREIGN CURRENCIES
The Company translates foreign currency financial statements by translating balance sheet accounts at the current exchange rate and income statement accounts at the average exchange rate for the year. Translation gains and losses are recorded in shareholders' equity, and realized gains and losses are reflected in income.

(C) CASH EQUIVALENTS
Cash equivalents, which are retained for future use in the business, include short-term investments purchased with maturities of three months or less.

(D) TEMPORARY INVESTMENTS
Other funds retained for future use in the business are temporarily invested in marketable securities generally held for periods not to exceed one year and are carried principally at cost which approximates market value determined based on quoted market prices.

(E) INVENTORIES
Inventories are stated at the lower of cost or market, cost being determined on the basis of either the first-in, first-out (FIFO) method or on the last-in, first-out (LIFO) method and market on the basis of the lower of replacement cost or net realizable value.

(F) PROPERTY, PLANT AND EQUIPMENT
Depreciation is based on the estimated useful lives of the various assets and is computed principally using the straight-line method.

(G) OTHER ASSETS
Goodwill acquired subsequent to the effective date of APB Opinion No. 17, is being amortized over a period of 40 years on a straight-line basis; goodwill acquired prior to that date is not being amortized ($8,535,000). Certain other intangible assets are being amortized over their respective economic lives.

(H) INCOME TAXES
Effective June 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (Statement 109). Prior to June 1, 1993, the Company followed Statement of Financial Accounting Standards No. 96, "Accounting for Income Taxes." Under Statement 109 deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. This change to adopt Statement 109 had no material impact on the Company's financial statements.

(I) EARNINGS PER SHARE
Earnings per share are based on the weighted average number of common shares and common stock equivalents outstanding during each year.

(J) RECLASSIFICATIONS
Certain reclassifications have been made to conform prior years' data to the current presentation.


(2) INVENTORIES

The Company's inventories consist primarily of finished goods. Costs of certain inventories are determined using the dollar value LIFO method (approximately 9% and 10% of total inventory at current cost at May 31, 1994 and 1993, respectively). If all inventory costs were determined on a FIFO basis, inventories would have been $6,636,000 and $6,931,000 higher than reported at May 31, 1994 and 1993, respectively.

NOTES
(continued)
- - --------------------------------------------------------------------------------

(3) OTHER ASSETS AND ACCRUED LIABILITIES
Other assets consist of:

                                                       May 31,
                                                ----------------------
                  (in thousands)                1994              1993
                                                ----              ----
Goodwill and intangibles arising from
  acquisitions, net of accumulated
  amortization of $2,616 and $2,512,
  respectively                                 $11,542            $11,646
Other                                           26,685             22,112
                                               -------            -------
                                               $38,227            $33,758
                                               =======            =======
Accrued liabilities consist of:

Compensation                                   $10,881             $9,953
Taxes, other than income taxes                   4,213              4,492
Other                                            6,597              4,262
                                               -------             ------
                                               $21,691            $18,707
                                               =======            =======



(4) LONG-TERM DEBT
Long-term debt in 1994 and 1993 represents a $6,500,000 variable rate (3.05% at May 31, 1994) Industrial Development Revenue Bond payable December 1, 2015.


(5) CAPITAL STOCK
On December 8, 1992, the Board of Directors approved a 3-for-2 stock split for shareholders of record on December 23, 1992. All shares and per share amounts reflected herein have been adjusted to give effect to this transaction, except treasury shares.


(6) STOCK OPTIONS
Under the Company's 1973 Stock Option Plan as amended, 3,150,053 common shares remain reserved for issuance to any eligible officer or other management employee. All options granted under the plan, which are non-qualified, will be at an option price not less than the fair market value at the date of grant. Options are generally exercisable annually after one year from date of grant to the extent of one-fifth of the shares granted and expire at the end of the fifth year. Shares available for future grant aggregated 1,453,311, 1,662,041 and 2,141,139 at May 31, 1994, 1993 and 1992, respectively. Details pertaining to this plan for 1994, 1993 and 1992 are as follows:

                                           Number of shares
                                         (Option price range)
                           -----------------------------------------------
                           1994                   1993                1992
                           ----                   ----                ----
Outstanding
  at beginning
  of year                2,003,058              2,017,496            2,254,733
                      ($12.94-$24.50)        ($12.94-$19.42)        ($8.26-$15.17)
Granted                   539,835                678,338              577,253
                          ($28.13)           ($22.75-$24.50)       ($18.33-$19.42)
Exercised                (515,046)              (493,536)            (625,890)
                      ($12.94-$24.50)        ($12.94-$22.75)       ($8.26-$19.42)
Cancelled                (331,105)              (199,240)            (188,600)
                      ($12.94-$28.13)        ($12.94-$22.75)       ($8.26-$19.42)
                      --------------          -------------         ------------
Outstanding
  at end of
  year                  1,696,742              2,003,058            2,017,496
                      ($14.83-$28.13)       ($12.94-$24.50)       ($12.94-$19.42)
Exercisable
  next fiscal
  year                   464,709                527,125              529,892


NOTES
(continued)


- - -------------------------------------------------------------------------------

(7) INCOME TAXES
As discussed in note 1(h), the Company adopted Statement 109 as of June 1, 1993. Prior years' financial statements have not been restated to apply the provisions of Statement 109.

Components of income tax expense are as follows:

                                                      Years Ended May 31,
                                                  ---------------------------
                               (in thousands)      1994       1993       1992
                                                  --------  --------  -------
United States income taxes:
      Current                                     $41,692   $38,006   $34,455
      Deferred                                      1,412     1,180     1,002
                                                 --------   -------  --------
                                                   43,104    39,186    35,457
Foreign income taxes                                2,724     3,207     3,693
State and local income taxes                        7,721     7,612     6,768
                                                 --------   -------  --------
                                                  $53,549   $50,005   $45,918
                                                 ========   =======  ========

The effective tax rate differed from the U.S. Federal
income tax rate as follows:
                                                      Years Ended May 31,
                                                 ------------------------------
                                                    1994      1993       1992
                                                 --------  ---------   --------
U.S. Federal income tax rate                        35.0%     34.0%      34.0%
State and local income taxes, net of
      Federal benefit                                3.4       3.6        3.6
Other, net                                          (2.2)     (1.4)       (.8)
                                                 -------    ------     ------
                                                    36.2%     36.2%      36.8%
                                                 =======    ======     ======

Deferred tax assets and liabilities are comprised of the following:

                                                                  May 31,
                                                          --------------------
                               (in thousands)                1994       1993
Assets:                                                   ---------  ---------
      Inventory                                            $  2,166    $ 2,120
      Other                                                   2,814      2,160
                                                          ---------  ---------
                                                           $  4,980    $ 4,280
                                                          =========  =========
Liabilities:
      Tax lease                                            $ 10,345    $10,084
      Depreciation                                            1,682      1,810
      Pension                                                 3,402      1,721
      Oil and gas                                             1,038      1,075
      Other                                                   2,759      2,473
                                                          ---------  ---------
                                                           $ 19,226    $17,163
                                                          =========  =========

No valuation allowance was required for the Company's deferred tax assets.


(8) PENSION PLANS

The Company maintains non-contributory pension plans covering substantially all of its employees. Plan benefits for most employees are based on years of service and the highest consecutive five-year average out of the last ten- year earnings prior to retirement.

Pension cost is summarized as follows:


      (in thousands)                             1994        1993       1992
                                             --------    --------   --------
Service cost                                 $  2,185    $  2,092   $  2,693
Interest cost on projected
   benefit obligation                           3,436       3,104      3,030
Actual return on plan assets                   (7,254)    (11,765)   (14,582)
Net amortization and deferral                  (2,864)      2,904      7,302
                                             --------    --------   --------
   Net pension benefit                       $ (4,497)   $ (3,665)  $ (1,557)
                                             ========    ========   ========
The funded status of the plans
at May 31, was as follows:

Actuarial present value of:
  Vested plan obligation                     $(35,350)   $(32,215)  $(28,142)
  Non-vested plan obligation                   (1,736)     (1,727)    (2,149)
                                             --------    --------   --------
    Accumulated benefit
      obligation                             $(37,086)   $(33,942)  $(30,291)
                                             ========    ========   ========
  Projected benefit obligation               $(47,598)   $(44,385)  $(46,164)
Plan assets at fair value                     104,545      98,662     87,970
                                             --------    --------   --------
Plan assets in excess of
  projected benefit obligation                 56,947      54,277     41,806

Unrecognized:
  Net gain                                    (35,580)    (36,955)   (27,035)
  Prior service cost                            1,253       1,767      1,646
  Initial net asset                           (13,119)    (14,246)   (15,363)
                                             --------    --------   --------
  Net pension asset                          $  9,501    $  4,843   $  1,054
                                             ========    ========   ========

Actuarial assumptions
used were:
  Discount rate                                  7.5%        7.5%       7.5%
  Rate of increase in
    compensation levels                          5.5%        5.5%       5.5%
  Expected long-term rate
    of return on assets                          7.5%        7.5%       7.5%



The plans' assets consist primarily of listed common stocks, including $9,452,000 of the Company's common stock at May 31, 1994, and corporate and government bonds.

NOTES
(continued)
- - -----------------------------------------------------------------------------

(9) RESEARCH AND DEVELOPMENT COSTS

Annual research and development costs of approximately $3,500,000 in 1994 and $3,400,000 in 1993 and 1992 are included in selling, administrative and general expenses.


(10) LEASE COMMITMENTS

Minimum aggregate rental payments under noncancellable operating leases are as follows (in thousands):
                         1995           $4,100
                         1996            3,000
                         1997            1,700
                         1998            1,200
                         1999              400
                      After 1999           400

Total rental expense for 1994, 1993 and 1992 was approximately $6,300,000, $6,400,000 and $7,100,000, respectively.

(11) QUARTERLY FINANCIAL DATA (UNAUDITED)

The quarterly financial data appears on page 10 of the Annual Report to Shareholders.

(12) SEGMENT INFORMATION

Reference is made to page 10 for the years 1994, 1993 and 1992 for information regarding operating revenues, operating profit, assets, capital expenditures, and depreciation and amortization by industry segments.

The following is information about United States and international operations:
                                                Years Ended May 31,
                                       -----------------------------------
         (in thousands)                  1994          1993          1992
                                       --------      --------      --------
    Operating revenues
       United                          $672,187      $625,176      $577,124
       International                     67,333        65,677        63,714
                                       --------      --------      --------
                                       $739,520      $690,853      $640,838
                                       ========      ========      ========
    Operating profit
         United                        $146,078      $134,378      $120,336
         International                   12,064        11,839        10,862
                                       --------      --------      --------
                                       $158,142      $146,217      $131,198
                                       ========      ========      ========
    Assets
    United States                      $471,934      $446,140      $387,397
       International                     21,814        19,920        20,020
                                       --------      --------      --------
                                       $493,748      $466,060      $407,417
                                       --------      --------      --------


Operating profit contribution is reconciled to earnings before income taxes as follows:
                                               Years Ended May 31,
                                       -----------------------------------
         (in thousands)                  1994          1993          1992
                                       --------      --------      --------
      Operating profit contribution    $158,142      $146,217      $131,198
      Investment income                   4,307         4,729         5,586
      Corporate expenses                (14,350)      (12,365)      (11,588)
      Interest expense                     (304)         (352)         (443)
                                       --------      --------      --------
      Earnings before income taxes     $147,795      $138,229      $124,753
                                       ========      ========      ========


International operating profits, adjusted for non-operating items, are not materially different from earnings before income taxes. Corporate assets are included in the United States assets.

AUDITORS' REPORT                                                     EXHIBIT 13j

The Shareholders and Board of Directors
Premier Industrial Corporation:

We have audited the accompanying consolidated balance sheets of Premier Industrial Corporation and subsidiaries as of May 31, 1994 and 1993, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the years in the three-year period ended May 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Premier Industrial Corporation and subsidiaries at May 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended May 31, 1994, in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick
KPMG PEAT MARWICK
Cleveland, Ohio
July 21, 1994