Form 10-K, Exhibit 13
period 1995-05-31
PREMIER INDUSTRIAL CORP
filed 1995-08-23
CIK 80051

                                                                    EXHIBIT 13a


INDUSTRY SEGMENT INFORMATION
Years Ended May 31, (in thousands of dollars)

                                                                                          DEPRECIATION
INDUSTRY                     OPERATING        OPERATING                   CAPITAL             AND
SEGMENT          YEAR         REVENUES        PROFIT (A)      ASSETS    EXPENDITURES      AMORTIZATION
------------------------------------------------------------------------------------------------------
ELECTRONICS      1995         $594,023        $133,277       $258,825      $11,177          $4,913
DISTRIBUTION     1994          534,284         116,044        241,509        7,997           4,514
                 1993          484,751         104,976        206,316        3,472           4,547
                 1992          436,332          91,486        200,026        2,777           4,514
                 1991          422,386          86,206        174,422        2,889           4,049


GENERAL          1995          224,142          47,349         95,945        5,629           2,583
PRODUCTS         1994          205,236          42,098         85,723        3,258           2,466
                 1993          206,102          41,241         81,585        5,299           2,565
                 1992          204,506          39,712         74,361        2,242           2,705
                 1991          214,744          40,480         72,971        2,699           2,647


CORPORATE        1995                                         201,258        1,841           1,177
                 1994                                         166,516        1,741             983
                 1993                                         178,159        1,998             733
                 1992                                         133,030          267             654
                 1991                                         101,273          333             672


TOTAL            1995          818,165         180,626        556,028       18,647           8,673
                 1994          739,520         158,142        493,748       12,996           7,963
                 1993          690,853         146,217        466,060       10,769           7,845
                 1992          640,838         131,198        407,417        5,286           7,873
                 1991          637,130         126,686        348,666        5,921           7,368



(a) Operating profit is shown before corporate general and administrative expenses, investment income, interest expense and income taxes.