Form 10-K, Exhibit 13
period 1995-05-31
PREMIER INDUSTRIAL CORP
filed 1995-08-23
CIK 80051

                                                                   EXHIBIT 13b




HIGHLIGHTS BY QUARTER
Fiscal Years 1994 and 1995 (in thousands of dollars, except per share data)

                                            EARNINGS                                 COMMON STOCK
                                             BEFORE                 EARNINGS   ----------------------------
                OPERATING        GROSS       INCOME        NET        PER      DIVIDENDS    PRICE RANGE
   QUARTER       REVENUES        PROFIT      TAXES       EARNINGS    SHARE     PER SHARE    HIGH     LOW
-----------------------------------------------------------------------------------------------------------
1994
  First         $177,758        $ 81,491    $34,475      $ 22,080    $ .26       $.09        29 3/4   25 7/8
  Second         183,166          84,289     37,443        24,048      .28        .09        28 1/2   24 3/4
  Third          177,942          81,538     33,299        20,683      .24        .10        28 5/8   24 1/4
  Fourth         200,654          91,889     42,578        27,435      .32        .10        26 1/8   20 1/2
                --------        --------   --------      --------    -----       ----
    Total Year  $739,520        $339,207   $147,795      $ 94,246    $1.10       $.38
                ========        ========   ========      ========    =====       ====

1995
  First         $198,372        $ 90,313   $ 41,001      $ 25,392    $ .30       $.10        23 3/8   17 5/8
  Second         201,272          91,584     43,366        27,215      .32        .10        25 7/8   21 5/8
  Third          198,440          90,088     39,017        24,479      .29        .11        24 1/8   21 3/4
  Fourth         220,081         100,045     48,720        31,025      .37        .11        25 1/4   23
                --------        --------   --------      --------    -----       ----
   Total Year   $818,165        $372,030   $172,104      $108,111    $1.28       $.42
                ========        ========   ========      ========    =====       ====





10