Form 10-K, Exhibit 13
period 1995-05-31
PREMIER INDUSTRIAL CORP
filed 1995-08-23
CIK 80051

Ten Year Financial Summary                                           EXHIBIT 13c
                                          Years Ended May 31,
FINANCIAL STATEMENTS                      (dollars in thousands, except per share data)            1995               1994
AND SUMMARIES                             -----------------------------------------------------------------------------------
                                          OPERATING RESULTS
 8  Ten Year Financial Summary              Operating revenues ............................      $818,165            $739,520
10  Industry Segment Information            Earnings before income taxes ..................       172,104             147,795
10  Highlights by Quarter                     As a percent of operating revenues ..........         21.0%               20.0%
11  Financial Statements                    Net earnings ..................................       108,111              94,246
17  Auditors' Report                          As a percent of operating revenues ..........         13.2%               12.7%
17  Management's Report                       Per share (a) ...............................          1.28                1.10
18  Management's Review
                                          FINANCIAL POSITION
                                            Current assets ................................       449,849             402,937
                                            Total assets ..................................       556,028             493,748
                                            Current liabilities ...........................        55,461              47,916
                                            Long-term debt, less current portion ..........         6,500               6,500
                                            Working capital ...............................       394,388             355,021
                                            Shareholders' equity ..........................       473,598             423,199
                                            Key ratios/percentages:
                                              Current assets to current liabilities .......      8.1 to 1            8.4 to 1
                                              Net earnings as a percent of average
                                                shareholders' equity ......................         24.1%               22.9%
                                            Ratio of shareholders' equity to debt at
                                                year-end ..................................     72.9 to 1           65.1 to 1
                                          OTHER DATA (a)
                                            Price range of common stock:
                                          High ............................................        25 7/8              29 3/4
                                          Low .............................................        17 5/8              20 1/2
                                            Cash dividends per share ......................          .420                .380

(a) After giving effect to 3-for-2 stock splits in December 1987, 1989 and 1992.


    1993              1992              1991              1990            1989            1988            1987            1986
--------------------------------------------------------------------------------------------------------------------------------

  $690,853          $640,838          $637,130          $626,243        $596,146        $528,159        $459,000        $435,040
   138,229           124,753           117,157           119,447         110,450         103,487          86,672          76,079
     20.0%             19.5%             18.4%             19.1%           18.5%           19.6%           18.9%           17.5%
    88,224            78,835            74,718            74,715          69,704          64,029          48,280          41,377
     12.8%             12.3%             11.7%             11.9%           11.7%           12.1%           10.5%            9.5%
      1.02               .91               .86               .86             .75             .65             .48             .41


   384,307           336,518           277,587           250,220         214,625         292,700         263,972         233,252
   466,060           407,417           348,666           320,807         277,833         354,817         325,569         299,628
    48,218            44,284            38,599            51,049          45,626          42,519          35,199          34,121
     6,500             6,500             6,500             6,500           6,503           6,561           6,662           6,759
   336,089           292,234           238,988           199,171         168,999         250,181         228,773         199,131
   398,459           344,947           292,078           251,319         212,434         289,026         266,888         239,622

  8.0 to 1          7.6 to 1          7.2 to 1          4.9 to 1        4.7 to 1        6.9 to 1        7.5 to 1        6.8 to 1

     23.7%             24.8%             27.5%             32.2%           27.8%           23.0%           19.1%           18.6%

 61.3 to 1         53.1 to 1         44.9 to 1         38.6 to 1       32.4 to 1       43.2 to 1       39.4 to 1       29.8 to 1


    30 3/4            24 1/8                21            18 1/4          14 3/4          14 1/2          11 7/8          10 1/2
    20 5/8            17 3/8                14            13 1/8          11 1/4           9 3/8           7 1/2           5 5/8
      .340              .307               .28              .240            .196            .154            .124            .113




                                      9