Form 10-K, Exhibit 13
period 1995-05-31
PREMIER INDUSTRIAL CORP
filed 1995-08-23
CIK 80051

MANAGEMENT'S REVIEW                                             EXHIBIT 13d

--------------------------------------------------------------------------------

RESULTS OF OPERATIONS

    1995 VERSUS 1994 -- Operating revenues of
$818,165,000 were $78,645,000, or 11%, higher than
the results of a year ago. The increase in revenues reflects good demand, expanded product offerings, high levels of product availability and business building activities, including further development of international markets, in both business segments.

    Other income increased $1,779,000, mainly due to increased investment income on a higher level of cash and temporary investments. Cost of sales of $446,135,000 increased 11%, in line with the revenue gain. Selling, administrative and general expenses of $196,477,000 increased only 5%. The success of the Company's ongoing efforts to manage expense growth relative to revenue growth resulted in an overall lower expense to sales ratio, while maintaining higher levels of payroll and operating activities required to support the growth in sales.

    Income taxes were up 20%, reflecting slightly higher effective federal and foreign tax rates on the earnings gains. The above-noted factors resulted in a 15% gain in net earnings and a 16% increase in net earnings per share.

    1994 VERSUS 1993 -- Operating revenues of
$739,520,000 were 7%, or $48,667,000, higher than
fiscal 1993, reflecting continued increases in the results of the Electronics Distribution Group. Expanded product lines and domestic and international sales-building programs contributed to the increases.

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

    The foregoing factors were the primary components of a net earnings increase of 7%. As a result of the increase in net earnings and a 1% reduction in the average number of common shares outstanding, net earnings per share rose 8% to $1.10 in 1994 from $1.02 in 1993.

LIQUIDITY, CAPITAL RESOURCES AND CASH FLOWS
(FINANCIAL CONDITION)

    The Company continues to maintain a solid financial condition. At May 31, 1995, working capital was $394,388,000 compared with $355,021,000 at
May 31, 1994. The ratio of current assets to current liabilities was 8.1 to 1 at May 31, 1995. The Company requires significant funds to carry extensive product inventories, as product availability and customer service, including rapid delivery, are key factors in maintaining a strong competitive position in each industry segment. In addition, the Company maintains cash and invested funds to meet growth opportunities, including business expansion, new division start-ups and acquisitions, and to have internal capital available for distribution to shareholders. The Company continues to develop growth plans and to search for suitable acquisitions.

    The Company's long-term debt of $6,500,000 in variable rate Industrial Development 8onds continues to represent less than 2% of total capitalization.

    The Company's principal source of cash continues to be that provided by operating activities. Net cash provided by operating activities fluctuates as a result of variations in operating income, receivable and inventory levels and the timing of payment of liabilities and taxes.
The Company expects that net earnings generally will provide sufficient cash to meet the Company's presentiy anticipated need for cash, including funds for investing and financing activities.

MANAGEMENT'S REVIEW
(continued)

--------------------------------------------------------------------------------

    Net cash used in investing activities includes capital expenditures to maintain and enhance operating capabilities and for facilities necessary to better serve customers. Fiscal 1995 net property, plant and equipment additions of $18,425,000 were higher than amounts invested in fixed asset additions in previous years. Included in 1995 were expenditures toward the completion and equipping of a new distribution facility for the Electronics Distribution Group, a new office building in the United Kingdom for our General Products
Group and additional computer systems capability throughout the Company. Fiscal 1996 capital expenditures will include normal purchases to equip, maintain and enhance operating capabilities and expenditures associated with a multi-year project to upgrade computer systems to take advantage of new information software and technology.

    Investing activities also include the investment of certain funds being retained for future business use. Like cash and cash equivalents, these temporary investments are invested for short periods of time. Changes in investments occur on a regular basis to take advantage of changes in yield and to match cash flow requirements. In fiscal 1995, temporary investments increased
$29,108,000 as a result of cash provided by operating activities, less additions to property, plant and equipment and financing activities.

    Net cash used in financing activities for 1995, 1994 and 1993 included dividends paid to shareholders of $35,577,000, $32,629,000 and $29,437,000, respectively. The Company from time to time, in response to unsolicited offers of Premier common stock, purchases shares of its common stock which are then held as treasury shares to fund its stock option plan and for general corporate purposes. In fiscal 1995, the Company purchased approximately 1,333,000 of its shares for $30,899,000. Consistent with prior years, the Company also received payments from its management employees for stock reserved for issuance to them under the Company's 1973 Stock Option Plan.

                                      19