Form 10-K, Exhibit 13
period 1995-05-31
PREMIER INDUSTRIAL CORP
filed 1995-08-23
CIK 80051

                                                                Exhibit 13e

CONSOLIDATED BALANCE SHEET
Premier Industrial Corporation and Subsidiaries

May 31, 1995 and 1994 (in thousands of dollars)                                    1995          1994
--------------------------------------------------------------------------------------------------------
Assets
Current assets:
   Cash and equivalents                                                         $ 43,413        $ 42,122
   Temporary investments                                                         116,574          87,466
   Receivables (less allowance for doubtful accounts
      of $1,748 and $1,627, respectively)                                        115,037         107,911
   Inventories (note 2)                                                          164,238         155,261
   Prepaid expenses and deferred income taxes                                     10,587          10,177
                                                                                --------        --------
            Total current assets                                                 449,849         402,937

Property, plant and equipment, at cost:
   Land and land improvements                                                      7,172           6,421
   Buildings and improvements                                                     50,594          47,471
   Equipment, furniture and fixtures                                              78,695          66,499
                                                                                --------        --------
                                                                                 136,461         120,391
   Less accumulated depreciation                                                  73,733          67,807
                                                                                --------        --------
                                                                                  62,728          52,584
Other assets, at cost less accumulated amortization                               43,451          38,227
                                                                                --------        --------
                                                                                $556,028        $493,748
                                                                                ========        ========

Liabilities and Shareholders' Equity
Current liabilities:
   Payables                                                                     $ 28,136        $ 23,639
   Compensation and related items                                                 13,853          13,417
   Income taxes                                                                    3,634           1,561
   Other accrued liabilities                                                       9,838           9,299
                                                                                --------        --------
            Total current liabilities                                             55,461          47,916
Deferred income taxes                                                             20,469          16,133
Long-term debt (note 3)                                                            6,500           6,500
Shareholders' equity (notes 4 and 6):
   Capital stock:
     Serial preferred, without par value; authorized but unissued
        1,500,000 shares
     Common, without par value; stated value $1 per share;                            --              --
        authorized 100,000,000 shares, issued 87,076,327                          87,076          87,076
   Retained earnings                                                             460,394         390,087
   Foreign currency translation adjustment                                         1,384             221
   Treasury shares at cost (3,073,732 and 2,130,567 shares, respectively)        (75,256)        (54,185)
                                                                                --------        --------
                                                                                 473,598         423,199
                                                                                --------        --------
                                                                                $556,028        $493,748
                                                                                ========        ========

                                      11





See accompanying notes to consolidated financial statements.