Form 10-K, Exhibit 13
period 1995-05-31
PREMIER INDUSTRIAL CORP
filed 1995-08-23
CIK 80051

                                                                    EXHIBIT 13f
CONSOLIDATED STATEMENT OF EARNINGS
Premier Industrial Corporation and Subsidiaries

Years Ended May 31, 1995, 1994 and 1993 (in thousands of dollars, except pershare data)            1995         1994         1993
-----------------------------------------------------------------------------------------------------------------------------------
Operating revenues .........................................................................     $818,165     $739,520     $690,853
Other income, net ..........................................................................        5,568        3,789        4,159
                                                                                                 --------     --------     --------
                                                                                                  823,733      743,309      695,012
Costs and expenses:
   Cost of sales ...........................................................................      446,135      400,313      367,194
   Selling, administrative and general .....................................................      196,477      186,934      181,392
   Depreciation ............................................................................        8,281        7,588        7,460
   Amortization of other assets ............................................................          392          375          385
   Interest ................................................................................          344          304          352
                                                                                                 --------     --------     --------
                                                                                                  651,629      595,514      556,783
                                                                                                 --------     --------     --------
        Earnings before income taxes .......................................................      172,104      147,795      138,229
   Income taxes (note 5) ...................................................................       63,993       53,549       50,005
                                                                                                 --------     --------     --------
        Net earnings .......................................................................     $108,111      $94,246      $88,224
                                                                                                 ========      =======      =======
   Net earnings per share ..................................................................      $  1.28      $  1.10      $  1.02
                                                                                                 ========      =======      =======