Form 10-K, Exhibit 13
period 1995-05-31
PREMIER INDUSTRIAL CORP
filed 1995-08-23
CIK 80051

                                                                    EXHIBIT 13g
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
Premier Industrial Corporation and Subsidiaries

Years Ended May 31, 1995, 1994 and 1993 (in thousands of dollars, except pershare data)           1995         1994         1993
-----------------------------------------------------------------------------------------------------------------------------------
Capital stock:
   At beginning of year ....................................................................     $ 87,076     $ 87,076     $ 58,175
   Common stock split (note 4) .............................................................           --           --       28,901
                                                                                                 --------     --------     --------
        At end of year .....................................................................       87,076       87,076       87,076
                                                                                                 --------     --------     --------
 Retained earnings:
   At beginning of year ....................................................................      390,087      332,498      302,499
   Net earnings ............................................................................      108,111       94,246       88,224
   Cash dividends paid ($.42, $.38 and $.34 per share, respectively) .......................      (35,577)     (32,629)     (29,437)
   Common stock split (note 4) .............................................................           --           --      (28,901)
   Stock plans transactions ................................................................       (2,227)      (4,028)         113
                                                                                                 --------     --------     --------
        At end of year .....................................................................      460,394      390,087      332,498
                                                                                                 --------     --------     --------
Foreign currency translation adjustment ....................................................        1,384          221          766
                                                                                                 --------     --------     --------
Treasury shares at cost:
   At beginning of year ....................................................................      (54,185)     (21,881)     (17,015)
   Purchase of treasury shares (1,332,903, 1,852,657
      and 481,395 shares, respectively) ....................................................      (30,899)     (46,400)     (13,686)
   Issuance of shares under stock plans  ...................................................        9,828       14,096        8,820
                                                                                                 --------     --------     --------
        At end of year .....................................................................      (75,256)     (54,185)     (21,881)
                                                                                                 --------     --------     --------
                                                                                                 $473,598     $423,199     $398,459
                                                                                                 ========     ========     ========





See accompanying notes to consolidated financial statements.


12