Form 10-K, Exhibit 13
period 1995-05-31
PREMIER INDUSTRIAL CORP
filed 1995-08-23
CIK 80051

                                                                    EXHIBIT 13h

CONSOLIDATED STATEMENT OF CASH FLOWS
Premier Industrial Corporation and Subsidiaries

Years Ended May 31, 1995, 1994 and 1993 (in thousands of dollars)                                  1995         1994         1993
-----------------------------------------------------------------------------------------------------------------------------------
Cash and equivalents at beginning of year ..................................................     $ 42,122     $ 43,724     $ 39,450
                                                                                                 --------     --------     --------
Cash flows from operating activities:
   Net earnings ............................................................................      108,111       94,246       88,224
   Adjustments to reconcile net earnings to
     net cash provided by operating activities:
     Depreciation and amortization .........................................................        8,673        7,963        7,845
     Deferred income taxes .................................................................        2,322        1,412        1,180
     Changes in:
        Receivables ........................................................................       (7,126)      (5,023)      (7,418)
        Inventories ........................................................................       (8,977)     (23,777)      (3,192)
        Prepaid expenses ...................................................................        1,604       (2,987)         (56)
        Payables ...........................................................................        4,497       (2,334)       5,689
        Other ..............................................................................       (1,462)      (3,171)      (5,752)
                                                                                                 --------     --------     --------
               Net cash provided by operating activities ...................................      107,642       66,329       86,520
                                                                                                 --------     --------     --------
Cash flows from investing activities:
   Net additions to property, plant and equipment ..........................................      (18,425)     (12,177)     (10,441)
   Purchase of temporary investments .......................................................     (573,674)    (736,923)    (656,942)
   Sale of temporary investments ...........................................................      544,566      750,316      624,110
   Other ...................................................................................           58         (186)      (4,783)
                                                                                                 --------     --------     --------
               Net cash provided by (used in) investing activities .........................      (47,475)       1,030      (48,056)
                                                                                                 --------     --------     --------
Cash flows from financing activities:
   Dividends ................................................................................     (35,577)     (32,629)     (29,437)
   Purchase of treasury shares ..............................................................     (30,899)     (46,400)     (13,686)
   Proceeds from stock plans ................................................................       7,600       10,068        8,933
                                                                                                 --------     --------     --------
               Net cash used in financing activities ........................................     (58,876)     (68,961)     (34,190)
                                                                                                 --------     --------     --------
Cash and equivalents at end of year .........................................................     $43,413      $42,122      $43,724
                                                                                                  =======      =======      =======
Supplemental disclosure of cash flow information:
   Interest and dividends received ..........................................................     $ 5,597      $ 3,751      $ 4,401
   Income taxes paid, net of refunds ........................................................      58,485       51,319       46,096


See accompanying notes to consolidated financial statements.


                                                                              13