Form 10-K, Exhibit 13
period 1995-05-31
PREMIER INDUSTRIAL CORP
filed 1995-08-23
CIK 80051

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                         EXHIBIT 13i
Premier Industrial Corporation and Subsidiaries

May 31, 1995, 1994 and 1993
--------------------------------------------------------------------------------

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


(c) SHORT-TERM INVESTMENTS
Funds which are retained for future use in the business are generally invested for periods not to exceed one year.
Investments with maturities at date of purchase of three months or less are considered cash equivalents.

Effective June 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities.
There was no impact resulting from the adoption of the statement. Under this statement the Company's temporary investments, comprised principally of U.S. and other governmental obligations, are stated at approximate market value and classified as "available-for-sale." There were no material realized gains or losses from sales of securities during the year.


(d) INVENTORIES
Inventories are stated at the lower of cost or market, cost being determined on the basis of either the first-in, first-out
(FIFO) method or on the last-in, first-out (LIFO) method and market on the basis of the lower of replacement cost or net realizable value.

(e) PROPERTY, PLANT AND EQUIPMENT
Depreciation is based on the estimated useful lives of the various assets and is computed principally using the straight-line method.

(f) INCOME TAXES
Effective June 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (Statement 109). Prior to June 1, 1993, the Company followed Statement of Financial Accounting
Standards No. 96, Accounting for Income Taxes.
Adoption of Statement 109 had no material impact on the Company's financial statements.

(g) EARNINGS PER SHARE
Earnings per share are based on the weighted average number of common shares and common stock equivalents outstanding during each year.

(h) RECLASSIFICATIONS
Certain reclassifications have been made to conform prior years' data to the current presentation.


(2) INVENTORIES

The Company's inventories consist primarily of finished goods. Costs of certain inventories are determined using the dollar value LIFO method (approximately 9% of total inventory at current cost at May 31, 1995 and 1994, respectively). If all inventory costs were determined on a FIFO basis, inventories would have been $7,111,000 and $6,636,000 higher than reported at May 31, 1995 and 1994, respectively.


(3) LONG-TERM DEBT

Long-term debt in 1995 and 1994 represents a $6,500,000 variable rate (3.75% at May 31, 1995) Industrial
Development Revenue Bond payable December 1, 2015.


(4) CAPITAL STOCK

On December 8, 1992, the Board of Directors approved a 3-for-2 stock split for shareholders of record on December 23, 1992. All shares and per share amounts reflected herein have been adjusted to give effect to this transaction, except treasury shares.

(5) INCOME TAXES

As discussed in note 1(f), the Company adopted
Statement 109 as of June 1, 1993. Prior years' financial statements have not been restated to apply the provisions of Statement 109.

Components of income tax expense are as follows:

                                   Years Ended May 31,
                                -------------------------
                                  1995     1994     1993
(in thousands)                  -------  -------  -------
United States income taxes:
  Current                       $50,117  $41,692  $38,006
  Deferred                        2,322    1,412    1,180
                                -------  -------  -------
                                 52,439   43,104   39,186
Foreign income taxes              3,037    2,724    3,207
State and local income taxes      8,517    7,721    7,612
                                -------  -------  -------
                                $63,993  $53,549  $50,005
                                =======  =======  =======


The effective tax rate differed from the U.S. Federal income tax rate as follows:

                                         Years Ended May 31,
                                      -------------------------
                                        1995     1994     1993
                                      -------  -------  -------
U.S. Federal income tax rate           35.0%    35.0%    34.0%
State and local income taxes, net of
  Federal benefit                       3.2      3.4      3.6
Other, net                             (1.0)    (2.2)    (1.4)
                                       ----     ----     ----
                                       37.2%    36.2%    36.2%
                                       ====     ====     ====


Deferred tax assets and liabilities are comprised of the following:

                                             May 31,
                                       --------------------
              (in thousands)             1995        1994
                                       -------     --------
Assets:
  Inventory                            $ 2,101     $ 2,166
  Other                                  2,849       2,814
                                       -------     -------
                                       $ 4,950     $ 4,980
                                       =======     =======
Liabilities:
  Tax lease                            $10,373     $10,345
  Depreciation                           1,778       1,682
  Pension                                5,353       3,402
  Oil and gas                            1,066       1,038
  Other                                  2,989       2,759
                                       -------     -------
                                       $21,559     $19,226
                                       =======     =======


No valuation allowance was required for the Company's deferred tax assets.


(6) STOCK OPTIONS

Under the Company's 1973 Stock Option Plan as amended, 2,760,340 common shares remain reserved for issuance to any eligible officer or other management employee. All options granted under the plan, which are non-qualified, will be at an option price not less than the fair market value at the date of grant. Options are generally exercisable annually after one year from date of grant to the extent of one-fifth of the shares granted and expire at the end of the fifth year. Shares available for future grant aggregated 1,308,842, 1,453,311 and 1,662,041 at May 31, 1995, 1994 and 1993, respectively.
Details pertaining to this plan for 1995, 1994 and 1993 are as follows:

                                       Number of shares
                                     (Option price range)
                           ----------------------------------------
                             1995            1994            1993
                           --------        --------        --------
Outstanding
  at beginning
  of year                  1,696,742       2,003,058       2,017,496
                        ($14.83-$28.13) ($12.94-$24.50) ($12.94-$19.42)

Granted                      637,335         539,835         678,338
                            ($23.75)        ($28.13)    ($22.75-$24.50)

Exercised                   (389,713)       (515,046)       (493,536)
                        ($14.83-$28.13) ($12.94-$24.50) ($12.94-$22.75)

Cancelled                   (492,866)       (331,105)       (199,240)
                        ($14.83-$28.13) ($12.94-$28.13) ($12.94-$22.75)
                         -------------   -------------   -------------
Outstanding
  at end of
  year                     1,451,498       1,696,742       2,003,058
                        ($15.17-$28.13) ($14.83-$28.13) ($12.94-$24.50)
Exercisable
  next fiscal
  year                       373,073         464,709         527,125

NOTES
(continued)


(7) PENSION PLANS

The Company maintains non-contributory pension plans covering substantially all of its employees. Plan benefits for most employees are based on years of service and the highest consecutive five-year average out of the last ten-year earnings prior to retirement.

           (in thousands)             1995          1994            1993
                                  --------      --------        --------
Pension cost is summarized
as follows:

Service cost                      $  2,206      $  2,185        $  2,092
Interest cost on projected
  benefit obligation                 3,680         3,436           3,104
Actual return on plan assets       (13,411)       (7,254)        (11,765)
Net amortization and deferral        2,080        (2,864)          2,904
                                  --------      --------        --------
  Net pension benefit             $ (5,445)     $ (4,497)       $ (3,665)
                                  ========      ========        ========


The funded status of the plans
at May 31, was as follows:

Actuarial present value of:
  Vested plan obligation          $(38,983)     $(35,350)       $(32,215)
  Non-vested plan obligation        (1,773)       (1,736)         (1,727)
                                  --------      --------        --------
  Accumulated benefit
     obligation                   $(40,756)     $(37,086)       $(33,942)
                                  ========      ========        ========
  Projected benefit obligation    $(51,831)     $(47,598)       $(44,385)
Plan assets at fair value          116,540       104,545          98,662
                                  --------      --------        --------
Plan assets in excess of
  projected benefit obligation      64,709        56,947          54,277

Unrecognized:
  Net gain                         (38,924)      (35,580)        (36,955)
  Prior service cost                 1,327         1,253           1,767
  Initial net asset                (12,042)      (13,119)        (14,246)
                                  --------      --------        --------
  Net pension asset (included
  in Other Assets)                $ 15,070      $  9,501        $  4,843
                                  ========      ========        ========

Actuarial assumptions
used were:

  Discount rate                        7.5%          7.5%            7.5%
  Rate of increase in
   compensation levels                 5.5%          5.5%            5.5%
  Expected long-term rate
   of return on assets                 7.5%          7.5%            7.5%


The plans' assets consist primarily of listed common stocks, including $11,046,000 of the Company's common stock at May 31, 1995, and corporate and government bonds.

(8) SEGMENT INFORMATION

Reference is made to page 10 for the years 1995, 1994 and 1993 for information regarding operating revenues, operating profit, assets, capital expenditures, and depreciation and amortization by industry segments.

The following is information about United States and international operations:

                                           Years Ended May 31,
                                  --------------------------------------
           (in thousands)             1995          1994            1993
                                  --------      --------        --------
Operating revenues:
  United States                   $738,639      $672,187        $625,176
  International                     79,526        67,333          65,677
                                  --------      --------        --------
                                  $818,165      $739,520        $690,853
                                  ========      ========        ========
Operating profit:
  United States                   $167,482      $146,078        $134,378
  International                     13,144        12,064          11,839
                                  --------      --------        --------
                                  $180,626      $158,142        $146,217
                                  ========      ========        ========
Assets:
  United States                   $529,332      $471,934        $446,140
  International                     26,696        21,814          19,920
                                  --------      --------        --------
                                  $556,028      $493,748        $466,060
                                  ========      ========        ========


Operating profit contribution is reconciled to earnings before income taxes as follows:

                                           Years Ended May 31,
                                  --------------------------------------
           (in thousands)             1995          1994            1993
                                  --------      --------        --------
Operating profit contribution     $180,626      $158,142        $146,217
Investment income                    6,448         4,307           4,729
Corporate expenses                 (14,626)      (14,350)        (12,365)
Interest expense                      (344)         (304)           (352)
                                  --------      --------        --------
Earnings before income taxes      $172,104      $147,795        $138,229
                                  ========      ========        ========


International operating profits, adjusted for non-operating items, are not materially different from earnings before income taxes. Corporate assets are included in the United
States assets.


(9) QUARTERLY FINANCIAL DATA (UNAUDITED)


The quarterly financial data appears on page 10 of the Annual Report to Shareholders.