Form 10-K, Exhibit 13
period 1995-05-31
PREMIER INDUSTRIAL CORP
filed 1995-08-23
CIK 80051

AUDITORS' REPORT


The Shareholders and Board of Directors
Premier Industrial Corporation:

We have audited the accompanying consolidated balance sheets of Premier Industrial Corporation and subsidiaries as of May 31, 1995 and 1994 and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended May 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Premier lndustrial Corporation and subsidiaries at May 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended May 31, 1995, in conformity with generally accepted accounting principles.




/s/KPMG Peat Marwick LLP
---------------------------
KPMG PEAT MARWICK LLP
Cleveland, Ohio


July 20, 1995




                                      17